UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 15, 2009

Manhattan Bridge Capital, Inc.
(Exact Name of Registrant as Specified in Charter)

New York	000-25991	11-3474831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

192 Lexington Avenue, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

(212) 489-6800
(Registrant’s telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2009, Manhattan Bridge Capital, Inc. (the “Company”), received a letter from the NASDAQ Stock Market ("Nasdaq") indicating that the bid price per share for the Company's common stock for the last 30 consecutive business days had closed below the $1.00 minimum bid price required for continued listing under Nasdaq Listing Rule 5550(a)(2).

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until March 15, 2010, to regain compliance with the rule. To regain compliance with the minimum bid price requirement, the closing bid price of the Company's common stock must close at $1.00 per share or more for a minimum of ten consecutive business days.

If, by March 15, 2010, the Company does not regain compliance with Nasdaq Listing Rule 5550(a)(2), it will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel.

Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for the Nasdaq Capital Market. If it meets initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period.

A copy of the letter (redacted for personal information) is included as Exhibit 99.1 hereto and is incorporated herein by reference.

Item  9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Letter from NASDAQ Stock Market dated September 15, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MANHATTAN BRIDGE CAPITAL, INC.

Dated: September 18, 2009	By: /s/ Assaf Ran
Name: Assaf Ran
Title: President and Chief Executive Officer